DEAN HELLER
SECRETARY OF STATE
204 NORTH CARSON STREET, SUITE 1
CARSON CITY, NEVADA 89701-4299
(775) 684 5708
WEBSITE: SECRETARYOFSTATE.BIZ

Certificate of Designation
(PURSUANT TO NRS 78.1955)

IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM.
                                              ABOVE SPACE IS FOR OFFICE USE ONLY

                           CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
                            (PURSUANT TO NRS 78.1955)

1. Name of corporation:
     Dynamic Biometric Systems, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

     1. Name. The name of the corporation is Dynamic Biometric Systems, Inc. (the "Company").

2. Text of Resolution. The Board of Directors (the "Board") of the Company duly adopted a resolution in the form attached hereto as Exhibit A and incorporated herein by this reference, establishing and designating the Series B 15% Cumulative Convertible Preferred Stock of the Company, and fixing and determining the relative preferences, privileges and voting powers of the shares of such series and the restrictions and qualifications thereof, all as set forth in such resolution.

3. Statement and Date of Adoption. The aforementioned resolution was duly adopted by the Board effective as of January 10, 2006.

     IN WITNESS WHEREOF, the undersigned hereby certify this 10th day of January 2006 that the foregoing statement has been duly adopted by and on behalf of the Corporation as set forth above.

3. Effective date of filing (optional):          1/10/06
     (must not be later than 90 days after the certificate is filed)

4. Officer Signature:     /s/ Lanny R. Lang
                          -----------------

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES. SEE ATTACHED FEE SCHEDULE. Nevada Secretary of State AM 78.1955 Designation 2003
                                                            Revised on: II/03/03

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                         DYNAMIC BIOMETRIC SYSTEMS, INC.

                          RESOLUTION OF DESIGNATION OF
               SERIES B 15% CUMULATIVE CONVERTIBLE PREFERRED STOCK


     RESOLVED, that pursuant to the authority granted to the Board of Directors (the "Board") of Dynamic Biometric Systems, Inc., a Nevada corporation (the "Company") and in accordance with the provisions of the Articles of Incorporation of the Company, the Board hereby creates a series of preferred stock designated as Series B 15% Cumulative Convertible Preferred Stock with a Preference Amount equal to $1.00 per share, states the number of shares thereof to be 1,000,000, and fixes the relative rights, preferences and limitations of such shares as follows:

     1.     DEFINITIONS.

     For purposes of this Resolution, the following definitions shall apply:

     1.1. Accrual Date shall mean each March 31st, June 30th, September 30th, and December 31st for so long as any Shares remain outstanding. Such accrual shall commence when cash equivalent funds are accepted for the purchase of Shares and in the case of an event which occurs other than on an Accrual Date, including but not limited to Liquidation Events or establishing a Redemption Price, or other similar event, on such actual date.

     1.2. Audited Net Revenues shall mean revenues, net of any allowances for returns or other adjustments required by Generally Acceptable Accounting Principles, consistently applied, as reported by an independent accounting firm which is both qualified to prepare reports for companies reporting to the SEC and mutually acceptable to a majority of the Record Holders. Such revenues will be calculated from Company annual reports delivered within 91 days of the end of the Company's fiscal year.

     1.3.     Board shall mean the Board of Directors of the Company.

     1.4.     Common Stock shall mean the common stock of the Company.

     1.5. Common Stock Equivalent shall mean any securities convertible into Common Stock or exercisable for the purchase of Common Stock whose conversion price, exercise price, or equivalent is less than or equal to the Conversion Price.

     1.6. Company shall mean Dynamic Biometric Systems, Inc., a Nevada corporation, or any successor.

     1.7. Controlling Holders shall mean Record Holders which own a majority of the Shares issued under this Resolution of Designation or the Series A Resolution of Designation as indicated on the records of the Company.
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     1.8.     Conversion Date shall mean the date on which the Shares are converted to Common Stock whereupon the rights of the Record Holders will cease with respect to the Shares and certificates for shares of Common Stock will be issued to such Record Holders who will become the holders of record of the shares of Common Stock represented thereby.

     1.9. Conversion Price shall mean the initial price of $ 0.50 but which may be adjusted in accordance with Article 5.

     1.10. Cumulative Dividend shall mean a dividend with respect to the Shares accruing from the date of payment of consideration for the Shares to the Accrual Date at a rate of fifteen percent (15%) per annum of the Preference Amount ($.15 per Share per year).

     1.11. Demand Event shall mean (a) anytime after July 1, 2006, if the Company fails to maintain trading status on the OTC Bulletin Board or other national exchange or trading market with greater eligibility requirements or (b) any breach in the terms of this Resolution of Designation.

     1.12. Distribution shall mean the transfer of cash or property without consideration, by way of dividend or otherwise (except a dividend in shares of the capital stock of the Company), or the purchase or redemption of shares of capital stock of the Company for cash or property, excluding the repurchase of any shares from a terminated employee or consultant of the Company within terms of the agreement providing such repurchase.

     1.13. Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

     1.14. Liquidation Event shall mean any liquidation, dissolution or winding up of the Company or the sale or transfer of all or substantially all of the assets of the Company, whether voluntary or involuntary. This shall include a merger where the common shareholders of the Company do not hold a majority of the equity in the surviving entity.

     1.15. Person shall mean an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or government, or any department or any agency thereof.

     1.16.     Preference Amount shall mean one dollar ($1.00) per Share.

     1.17. Record Date shall mean the date established by the Board for the determination of Record Holders of Shares entitled to receive dividends so declared by the Board, or in the case of a subdivision or combination, the date established by the Board upon which such corporate action becomes effective.

     1.18. Record Holder shall mean any Person who has legal title to the Shares as set forth by the stock ownership records of the Company as of the Record Date.

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1.19.     Redemption Date shall mean the date fixed by the Redemption Notice for the Company to exercise its optional Redemption Rights.

     1.20. Redemption Demand shall mean the notification by the Controlling Holders that the Company has caused a Demand Event.

     1.21. Redemption Notice shall mean a written notice mailed to each Record Holder 45 days in advance of the Redemption Date.

     1.22. Redemption Price shall mean the cash amount of the Preference Amount per Share and, in addition, an amount in cash equal to all accrued and unpaid dividends on the Shares accumulated as provided in Paragraph 2.1 to and including the date fixed for redemption, and theretofore unpaid.

     1.23. Redemption Rights shall mean the right of the Company to repurchase the Shares upon proper notice.

     1.24. SEC shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

     1.25.     Securities Act shall mean the Securities Act of 1933, as amended.

     1.26. Series A Preferred Stock shall mean 2,000,000 authorized shares of the Company's Series A 15% Cumulative Convertible Preferred Stock filed October 14, 2005 with a current conversion price of $0.42 per share.

1.27     Share shall mean a share of Series A or Series B Preferred Stock.

     1.28. Shareholder shall mean any Person who has legal title to the Common Stock, the Shares or any other series of preferred stock of the Company designated with the right to receive liquidation proceeds of the Company as set forth by the stock ownership records of the Company as of the Record Date.

     2.     DIVIDENDS.

     2.1. General Obligation. When and as declared by the Board, the Company shall pay dividends to the Record Holders. Except as otherwise provided herein, Cumulative Dividends on each Share will accrue on each Accrual Date after consideration for the Shares are received whether or not such dividends shall have been declared or whether or not there are profits, surplus or other funds of the Company legally available for the payment of such dividends, provided, however, dividends will be paid only at such time as both funds of the Company are legally available for payment thereof and the Board declares and authorizes such payment.
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     2.2.     Priority.  The Shares have a pro rata per share preference in payment of dividends over the common stock and any other series of preferred stock later designated. The Shares are senior to all other capital stock of the Company, including the Common Stock and any other series or class of stock as may be designated by the Board from time to time, in right of priority to Distributions paid as dividends or otherwise. No dividends or other Distributions with respect to any other series or class of capital stock of the Company shall be declared or paid prior to the declaration and payment in full of all Cumulative Dividends accrued as of the last proceeding Accrual Date.

     3.     LIQUIDATION EVENT AND REDEMPTION.

     3.1. Upon Liquidation. Upon occurrence of a Liquidation Event, the Record Holders will be entitled to be paid, before any payment or other Distribution is made upon any other equity securities of the Company, an amount in cash equal to the Preference Amount plus any accrued but unpaid dividends thereon up to the date of occurrence of the Liquidation Event. Depending on the date of the Liquidation Event, after the Preference Amount plus accrued dividends have been paid on all outstanding Shares, any remaining funds and assets of the Company legally available for distribution to the Shareholders will be distributed ratable among the Shareholders in accordance with their Common Stock holdings on an as converted basis. This means the Record Holders will participate with the holders of the Common Stock in the balance of the Distribution in an amount equal to the number of shares of Common Stock the Record Holders would have received if the Shares had converted immediately prior to the Liquidation Event. For example, if the Shares outstanding at the time of the Liquidation Event converted into ten percent (10%) of the Company, then the Record Holders of such Shares would get their Preference Amount and any accrued and unpaid dividends and then receive ten percent (10%) of the amount to be distributed to the Common Stock Shareholders thereafter. This right to share on an "as converted" basis shall be limited to each Record Holder receiving twenty
(20) times the amount they paid to purchase their Shares until December 31, 2006, but thereafter this right to participate is unlimited. The Record Holders, in their sole option, always have the right to convert their Shares and participate in the proceeds from the Liquidation Event as Common Stock. Any dispute regarding the Distribution proceeds between the Record Holders and the Company shall be determined by an appraisal by a mutually agreed upon appraiser. The Company and the Record Holders shall each pay one-half of the cost of this appraisal.

     3.2. If, upon any Liquidation Event, the assets of the Company to be distributed among the Record Holders are insufficient to permit payment in full to each Record Holder of the Preference Amount plus any accrued and unpaid dividends thereon, then the entire assets to be distributed will be distributed ratably among such Record Holders. The Company will mail written notices of a Liquidation Event not less than twenty (20) days prior to the payment date stated therein to each Record Holder.

     3.3.     Company Redemption.
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     3.3.1.     The Company may at any time it may lawfully do so, at the option of the Board, redeem all, but not less than all, of the Shares by paying the Redemption Price in cash.

     3.3.2. At least 45 days prior to the date fixed for any redemption of the Shares, the Company shall mail a Redemption Notice to each Record Holder at such Record Holder's address last shown on the records of the Company, stating the Company's intention to redeem the Shares. Such Redemption Notice shall specify the Redemption Date, the date on which the Record Holders' conversion rights relating to the Shares terminate and call upon the Record Holders to surrender to the Company, in the manner and at the place designated, the certificates representing the Shares to be redeemed. On or after the Redemption Date, each Record Holder of the Shares to be redeemed shall surrender the certificate or certificates representing the Shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. From and after the Redemption Date, unless there shall be a default in the payment of the Redemption Price, all rights of the Record Holders of the Shares, except the right to receive the Redemption Price without interest thereon upon the surrender of their certificate or certificates, shall cease. Such Shares shall not thereafter be transferable on the books of the Company or be deemed outstanding for any purpose whatsoever.

     3.3.3. On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all Shares then outstanding with a national bank in the United States, or any affiliate bank thereof, as a trust fund for the benefit of the Record Holders. Any moneys so deposited by the Company relating to Shares converted into Common Stock shall be immediately returned to the Company no later than the day after the Redemption Date. The Company may request release of the funds upon voluntary conversions. Any moneys remaining unclaimed at the expiration of one year following the Redemption Date shall be returned to the Company upon its request expressed in a resolution of the Board. If no claim is submitted within three years of the Redemption Date, the Company may cancel the Shares and the Record Holder shall have no further claim on the Company.

     3.4. Optional Record Holder Redemption. Upon the occurrence of any Demand Event, at the sole option of the Controlling Holders, such Record Holders may elect, in their sole discretion, to demand the Company pay within five business days from the date of the Notice, all the Record Holders the Redemption Price. The Controlling Holders may appoint an agent and such agent's acts will bind all other Record Holders.

     3.4.1. Default on the Redemption Demand. If the Company fails to pay the Redemption Price of a Redemption Demand when due, upon ten (10) days notice,
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the Controlling Holders or their agent, if one has been appointed, may declare a default in the Redemption Demand and thereafter an amount equal to 120% of the Redemption Price shall be payable to the Record Holders and shall be evidenced by a note or notes issued by the Company (the "Redemption Notes"). Such Redemption Notes shall bear annual interest at a rate of twenty percent (20%) per annum payable monthly and will be due on demand. The Company will, immediately upon notice, execute documentation to secure its liability under the Redemption Notes by a pledge of all its assets.

     3.4.2.     Power of Attorney.  Upon the declaration of a default under
Section 3.4.1 hereof, an agent representing a majority of the Record Holders shall have the right to act as the attorney in fact for the Company for the purpose of issuing the notes and executing security interests and pledges on all of the Company's assets.

     3.4.3. Right to Additional Board Seats. Upon the conversion of the Shares into a Note or Notes under this section, if necessary, the Company's by-laws shall be deemed amended and the Record Holders shall have the right to immediately and without further notice appoint a majority of the Board.

     4.     CONVERSION.

     4.1. Voluntary Conversion. At any time prior to a Redemption Date, but not thereafter, Record Holders shall have the right to convert their Shares and any accumulated dividends into shares of Common Stock in accordance with Section
4.3 or 4.4 hereof.

     4.2. Automatic conversion. Starting one year after the Company's Common Stock starts trading on either the OTC Bulletin Board or the NASDAQ, if the asking price of the Common Stock on the OTC Bulletin Board or the NASDAQ exceeds 4.2 times the Conversion Price for 60 consecutive trading days, the Shares and any accumulated dividends will automatically convert into Common Stock in accordance with Section 4.3 hereof. The Company shall send a notice to Record Holders upon such automatic conversion.

     4.3.     Conversion Ratio.    Upon conversion of the Shares, Record Holders
shall receive the number of shares of Common Stock equal to the Preference Amount, plus all accrued and unpaid dividends, divided by the Conversion Price, unless the Record Holders elect to have such accrued and unpaid dividends paid in cash under Section 4.4 hereof.

     4.4. Mechanics of Conversion. Each Record Holder who converts Shares into Common Stock shall surrender their certificate or certificates, duly endorsed, to the office of the Company, or the Company's "Transfer Agent" for the Shares, if such transfer agent has been engaged by the Company, and shall give written verification to the Company of the number of Shares being converted. Thereupon, the Company, or its Transfer Agent, shall promptly issue and deliver to such Record Holder a certificate or certificates for the number of shares of Common Stock to which such Record Holder is entitled. Upon the surrender of any Share certificate, the Record Holder may elect through a
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written notice to have undeclared cumulative Dividends as accrued under the provisions of Article 2 hereof, paid in cash within thirty (30) days of surrender of the Share certificate.

     4.5. Fractional Shares. Any fractional shares of Common Stock to be issued upon the conversion of the Shares shall be rounded up to the next whole share of common stock.

     5.     ANTI-DILUTION ADJUSTMENTS.

     The Conversion Price and the number and kind of Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article 5.

     5.1.     Mechanical Adjustments.

     5.1.1 In the event the Company, at any time or from time to time prior to the exercise of the conversion of all the Shares, shall declare or pay any dividend on the Common Stock payable in Common Stock or Common Stock Equivalents, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock or Common Stock Equivalents), then and in any such event, the Conversion Price shall be adjusted by multiplying (i) the Conversion Price prior to the adjustment by (ii) the number of shares of Common Stock (including all Common Stock issuable in exchange for Common Stock Equivalents, if applicable) outstanding immediately prior to the Record Date and (iii) dividing the result by the number of shares of Common Stock outstanding immediately after the Record Date.

     5.1.2 In the event the Company, at any time or from time to time prior to the exercise of the conversion rights of all the Shares, makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in capital stock of the Company other than shares of Common Stock or Common Stock Equivalents, then and in each such event, provision shall be made so that the Record Holders shall receive upon exercise of their conversion rights, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities which such Record Holders would have received had they exercised their conversion rights prior to such effective record date.

     5.1.3 All calculations under this section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

     5.2. Notices of Adjustment. Whenever the number of Shares or the Conversion Price is adjusted as herein provided, the Company shall prepare and deliver to the Record Holders a certificate signed by its Chief Executive Officer or President, and any Vice President, Treasurer or Secretary. Such certificate shall set forth the adjusted number of Common Shares purchasable
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upon the conversion of the Shares and the Conversion Price of such Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

     5.3.     No Adjustment for Cash Dividends.  Except as provided in Section
5.1 hereof, no adjustment in respect of any cash dividends shall be made while the Shares are outstanding. However, Record Holders shall receive a written notice of such declaration of such dividend payable at least 20 days prior to the Record Date. Record Holders have the right but not the obligation to notify the Company of their election to convert before the Record Date and receive such Dividend.

     5.4. Preservation of Purchase Rights in Certain Transactions. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or in case of any consolidation or merger of the Company with or into another corporation (other than merger with a subsidiary in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon the conversion of the Shares) or in the case of any sale, lease, transfer or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the Company shall, as a condition precedent to such transaction, cause such successor or purchasing corporation, as the case may be, to execute an agreement granting all Record Holders the right thereafter to convert the Shares into the kind and amount of shares, and other securities and property which the Record Holder would have owned or have been entitled to receive after the happening of such reclassification, change, consolidation, merger, sale or conveyance had the conversion right been exercised immediately prior to such action. Such agreement shall provide for adjustments in respect of such shares of stock, and other securities and property, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5. In the event that in connection with any such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for, or of, a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Article 5. The provisions of this section shall similarly apply to successive reclassifications, capital reorganizations, consolidations, mergers, sales or conveyances.

     5.5. Dilutive Issuance. Except as provided in Section 5.9 hereof, in the event the Company shall issue additional shares of Common Stock or Common Stock Equivalents without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issuance (a "Dilutive Price"), then, and upon such event, the then Conversion Price shall be reduced concurrently with such issuance to the Conversion Price determined as follows; (i) the number of shares of Common Stock and Common Stock Equivalents outstanding immediately prior to the issuance that results in the adjustment, shall be multiplied by (ii) such Conversion Price in effect
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immediately prior to such issuance, and to the result (iii) shall be added the actual consideration received for the additional shares of Common Stock and Common Stock Equivalents, thereupon the resulting total (iv) shall be divided by the sum of (A) the number of shares of Common Stock and Common Stock Equivalents outstanding immediately prior to the issuance that results in the adjustment and
(B) the number of additional shares of Common Stock and Common Stock Equivalents resulting in the adjustment. If the quotient thus obtained is less than the Conversion Price then in effect, such quotient shall be the adjusted Conversion Price until further adjusted as provided herein. In the event that the amount raised at the Dilutive Price is greater than an accumulated amount of $500,000 since the date of the approval of this Resolution of Designation and the average price paid is less than the Conversion Price then in effect, then the Conversion Price shall be adjusted to the lowest price paid for these securities without the calculations required by this section.

     5.6. Determination of Consideration. For purposes of Section 5.5 hereof, the consideration received by the Company for the issuance of any additional shares of Common Stock or Common Stock Equivalents shall be computed as follows:

     5.6.1. All calculations under Section 5.6 hereof shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

     5.6.2. Insofar as the consideration consists of cash, the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends.

     5.6.3. Insofar as the consideration consists of property other than cash, at the fair value thereof at the time of such issue, as determined in good faith by the Board.

     5.6.4. In the event additional shares of Common Stock are issued together with other shares of securities or other assets of the Company for consideration which covers both cash and property other than cash, the proportion of such consideration so received, computed as provided in Sections
5.6.2. and 5.6.3. hereof, as determined in good faith by the Board.

     5.6.5. If the Controlling Holders dispute the finding of the Board, all such determinations shall be made by a mutually agreed upon appraiser.

     5.6.6. For the purpose of computing the initial adjustment of the Conversion Price, in the event the Company Common Stock Equivalents, the consideration per share received by the Company for such Common Stock Equivalents shall be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise or the conversion of exchange of such Common Stock Equivalents, or in the case of options for convertible securities, the exercise of such options for convertible securities
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and the conversion or exchange of such convertible securities, by (ii) the maximum number of shares of Common Stock issuable upon the exercise of or the conversion or exchange of Common Stock Equivalents.

     5.7. Issuance Costs. Any commission, fees, costs or other expenses related to the issuance of any additional shares of Common Stock or Common Stock Equivalents shall not be included in the consideration received by the Company.

5.8. Adjustments for Other Dividends. In the event the Company at any time or from time to time makes, or fixes a Record Date, then and in each such event, provision shall be made so that the Record Holders receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the which such Record Holders would have received had the Shares been converted prior to such Record Date.

5.9. Exceptions. Excluding issuances to Record Holders and affiliates of Record Holders that own more than twenty percent (20%) of the Company's outstanding Common Stock and voting Common Stock Equivalents, the foregoing provisions of this Article 5 notwithstanding, no adjustment shall apply to the issuance of up to 3,000,000 shares of Common Stock authorized for issuance under the Company's 2005 Equity Incentive Plan.

5.10. "Tag Along" Rights. If any Record Holders receive an offer to purchase any of their Shares by a third party, whereby such third party (including any affiliate or person or persons that are acting in concert with such third party) would have effective control of the outstanding voting shares of the Company, such Record Holder shall not entertain, accept or otherwise negotiate such offer unless such offer is extended to all of the Record Holders.

     6.     RIGHTS AND RESTRICTIONS.

     6.1. Board Representation. For so long as the Shares remain outstanding, the Board shall not exceed five members and the Record Holders shall elect one member to the Board voting as provided in Article 8 hereof.

     6.2. Restrictions. Without the affirmative approval of at least sixty-seven percent (67%) of the issued Shares, the Company may not (i) authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series B Preferred, as to dividend, liquidation preferences or conversion rights; (ii) increased or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock; (iii) change, by amending the Company's Articles of Incorporation, by-laws, or otherwise, any of the rights, preferences, privileges or limitations provided for herein for the benefit of the Shares; or (iv) make any Distribution, as a dividend, in liquidation or otherwise, in preference to the distribution rights of the Shares.

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     6.3.     Non limiting as to business combinations.  Nothing in the Article shall be construed as limiting the Company's ability to make any subdivision or combination of the outstanding Common Stock or approving any merger, consolidation, asset sale or stock sale.

     7.     RIGHT OF FIRST REFUSAL.

     Excluding (i) a firmly underwritten stock offering with proceeds exceeding $10,000,000, (ii) the issuance of shares of Common Stock upon the exercise of the series A through F warrants, or (iii) shares issued under the Company's 2005 Equity Incentive Plan, each Record Holder shall be given the right to purchase such Record Holder's pro rata portion of any equity securities offered by the Company (other than the warrants or options offered to employees and consultants under the 2005 Equity Incentive Plan, shares issued in a merger or in connection with obtaining a lease line, line of credit or a similar financing transaction) on the same terms and conditions as the Company offers such securities to other potential investors. The pro rata portion to which each Record Holder is entitled shall be calculated based upon such Record Holder's percentage of ownership of the Company's outstanding Common Stock assuming conversion of all outstanding convertible securities and of the Shares as provided in Section 4.3 hereof.

     8.     VOTING RIGHTS.

     Each Share will vote on an "as converted" basis except the Shares shall vote as a single class to elect one director to serve on the Board or other matters identified in Article 6. Any action to be taken by the Record Holders as a class may be taken without a separate meeting, by consent resolution of the Controlling Holders or the required percentage of Shares as the case may be.

     9.     INFORMATION RIGHTS.

     The Company shall provide to all Record Holders an audited annual report containing a balance sheet, income statement and statement of cash flows for the fiscal year within 120 days after the end of each fiscal year. Such financial statements shall be prepared by an SEC qualified independent auditing firm.

     10.     NOTICES.

     All notices referred to herein, except as otherwise expressly provided, will be hand delivered or made by mail, postage prepaid, and will be deemed to have been given when so hand delivered or mailed to the last known address of the Record Holder as set forth on the stock ledger of the Company.